ASSET SALE AGREEMENT
                  dated as of April 27, 1998
                        by and between
                SPECIALTY MINERALS (MICHIGAN) INC.
                           as Seller
                              and
               OGLEBAY NORTON LIMESTONE COMPANY
                            as Buyer

                      ASSET SALE AGREEMENT
                    -------------------------

     AGREEMENT made as of April 27, 1998, by and between SPECIALTY MINERALS (MICHIGAN) INC., a Michigan corporation with its principal place of business at P.O. Box 1047, Iron Mountain, Michigan 49801 (hereinafter, "Seller"), and OGLEBAY NORTON LIMESTONE COMPANY, a Michigan corporation with its principal place of business at 1100 Superior Avenue, Cleveland, Ohio 44114-2598 (hereinafter, "Buyer").


                            RECITALS
                            --------

  Seller is the owner of certain assets consisting of three quarries and a processing facility and related real and personal property located in Mackinac and Schoolcraft counties in the State of Michigan, and a separate port facility and related real property located at River Rouge Dock, Wayne County, Michigan (hereinafter, the "Facilities").

  Seller is engaged in the quarrying, processing and sale of limestone, dolomite and related products at the Facilities
  (hereinafter, "Seller's Business").

  Buyer desires to buy, and Seller is willing to sell, the Facilities and the other Included Assets, as defined herein, all on the terms and subject to the conditions contained in this Agreement.

  Seller desires certain lime suppliers to purchase limestone products from Buyer following Buyer's acquisition of the Included Assets, and Buyer desires to sell such products to such lime suppliers.

  I. ACQUISITION OF ASSETS

     A.   ASSETS TO BE SOLD.

          On the Closing Date (as hereinafter defined), and otherwise on the terms and subject to the conditions contained in this Agreement, Seller will sell, transfer, assign and convey to Buyer, and Buyer will purchase and accept from Seller, the assets, properties and rights described in this Section I(A), but not including those assets described in Section I(B). All of said assets, properties and rights described in this Section I(A) are collectively referred to in this Agreement as the "Included Assets".

          1.   EQUIPMENT.

          All equipment, machinery, fixtures, patterns, apparatus, tools, dies, parts (including office equipment), jigs for parts, molds, vehicles, desks, chairs, tables, room dividers, typewriters, computers, computer programs (including program and source codes to the extent legally transferrable), automobiles, trucks, communication equipment, and other similar equipment located at the Facilities and owned by Seller (hereinafter, "Equipment") including without limitation the items set forth on Schedule I(A)(1).

          2.   PRODUCT INVENTORIES.

  All inventories of finished products, primary surge stone, and other work in process located at the Facilities
  (hereinafter, "Product Inventories") as set forth in Schedule
  I(A)(2).

          3.   GENERAL INVENTORIES.

  All inventories of spare parts, replacement and component parts, office and other supplies, goods, raw materials, and other materials, located at the Facilities, excluding Product Inventories (hereinafter, "General Inventories") as set forth in Schedule I(A)(3).

          4.   OFFICE FILES.

  All files, records, books, memoranda, mining plans, computer printouts, databases and related items located at the Facilities, which are related to Seller's Business or the Included Assets, provided that if any such item shall be an integral part of any system, report, file or record of Seller which does not relate primarily to Seller's Business or the Included Assets, Seller shall have the option of delivering to Buyer at Closing (as hereinafter defined) copies of any portion of such items which are related to Seller's Business or the Included Assets. Specifically included hereunder, without limitation however, are blue prints, drawings and other technical papers, and inventory, maintenance, and asset history records and ledgers.

          5.   PREPAID ITEMS.

  Any prepaid items, deposits, bonds and escrowed amounts with respect to the Included Assets or Seller's Business and all rights in connection with such items.

          6.   REAL PROPERTY.

  All of Seller's interests in real estate, mineral leases, land, easements, benefits, structures and improvements (including docks) at the Facilities, whether owned or leased, as described on Schedule I(A)(6) and subject to the permitted exceptions described in Section II (hereinafter the "Real Property"). Buyer shall assume and agree to perform and discharge when due Seller's obligations under the executory portion of any matter listed on Schedule I(A)(6). Except as otherwise specifically provided in this Agreement, Buyer shall also assume and agree to perform and discharge when due Seller's obligations for reclamation or restoration of the Real Property, whether required by federal, state or local law.

          7.   PERSONAL PROPERTY LEASES.

  All leasehold interests and leasehold improvements created by all leases of personal property used primarily in connection with Seller's Business or the Included Assets under which Seller is a lessee or lessor, as are listed on Schedule I(A)(7). Except as specifically otherwise provided in this Agreement, Buyer shall assume and agree to perform and discharge when due Seller's obligations under the executory portion of any matter listed on Schedule I(A)(7).

          8.   CONTRACTS.

  All claims and rights of every kind and nature whatsoever (and benefits arising therefrom) related to or arising primarily out of the Seller's Business or the Included Assets, including, but not limited to, customer purchase and sale orders, customer sales contracts, backlogs, contractual claims, rights and benefits, rights against suppliers (other than Seller and Seller's parent, subsidiary and affiliated companies) under warranties covering Product Inventories and General Inventories or Equipment, and all licenses, permits and operating rights related to Seller's Business, but not including Purchase Commitments, License and Similar Agreements, and Governmental Permits, to the extent they are legally transferable by Seller (hereinafter "Contracts"). The Contracts are listed on Schedule I(A)(8), and copies of all of the Contracts have been provided to Buyer. Buyer shall assume and agree to perform and discharge when due Seller's obligations under the executory portion of the Contracts from and after the Closing Date.

          9.   PURCHASE COMMITMENTS.

  All purchase orders, contracts, quotations and bids for the purchase of raw materials, component parts, goods, supplies and other material relating to Seller's Business or the Included Assets (hereinafter "Purchase Commitments"). The Purchase Commitments are listed on Schedule I(A)(9), and copies of the Purchase Commitments have been provided to Buyer. Buyer shall assume and agree to perform and discharge when due Seller's obligations under the executory portion of such Purchase Commitments from and after the Closing Date.

          10.  LICENSE AND SIMILAR AGREEMENTS.

  All license agreements, distribution agreements, sales representative agreements, service agreements supply agreements, franchise agreements and technical service agreements relating to Seller's Business or the Included Assets (hereinafter "License Agreements") are listed on
  Schedule I(A)(10) and copies of the License Agreements have been provided to Buyer. Buyer shall assume and agree to perform and discharge when due Seller's obligations under the executory portion of such License Agreements from and after the Closing Date.

          11.  CUSTOMER LISTS.

  All customer lists and customer records and information relating to Seller's Business.

          12.  GOVERNMENTAL PERMITS.

  All governmental licenses, permits, approvals, authorizations, license applications, license amendment applications, product registrations, and the like, of every kind and nature, relating to Seller's Business or the Included Assets, used in the conduct of Seller's Business, to the extent their transfer is permitted by law, (hereinafter,
  "Permits").   The Permits are listed on Schedule I(A)(12),
  and copies of all Permits have been provided to Buyer. Buyer shall assume and agree to perform and discharge Seller's obligations under the executory portion of such Permits from and after the Closing Date.

          13.  INTANGIBLE ASSETS.

  All of Seller's interests in and to all registered and unregistered trade names, registered and unregistered trademarks, service marks, d/b/a names, applications and notices of allowances, and specifically including the names "Inland Lime and Stone Company" and "Port Inland"; all patents and patent applications; and all copyrights and copyright applications, in each case used by Seller primarily in Seller's Business, (hereinafter, "Intangible Assets").
  Schedule I(A)(13) sets forth all of the Intangible Assets.

          14.  OTHER PROPERTY.

  All proprietary know-how, trade secrets, confidential information, process technology, inventions, processes, formulae, plans, drawings and blueprints used in Seller's
  Business; and all good will and Deferred Charges (as hereinafter defined) associated with Seller's Business.

     B.   EXCLUSIONS.

  Notwithstanding anything to the contrary herein contained, the Included Assets shall not include any of the items listed in the following portions of this Section I:

          1.   CASH.

  All cash on hand and in banks, cash equivalents and investments.

          2.   CHECKBOOKS.

  Seller's checkbooks and canceled checks.

          3.   ACCOUNTS RECEIVABLE.

  The accounts receivable generated in the conduct of Seller's
  Business and rights in connection therewith.

          4.   INSURANCE POLICIES.

  Insurance policies of Seller and rights in connection therewith.

          5.   INTELLECTUAL PROPERTY.

  Except as is provided in Sections I(A)(13) and I(C), Seller's name and that of its parent, subsidiaries, and affiliated companies, registered and unregistered trade names, registered and unregistered trademarks, service marks, d/b/a names, applications, and notices of allowances; all patents and patent applications; all copyrights and copyright applications; and all know-how, trade secrets, confidential information, process technology, inventions, processes, formulae, plans, drawings, and blue prints not used primarily in Seller's Business.

          6.   MISCELLANEOUS.

  Except for the properties, assets, and items listed on any schedule under Section I(A), any other property or asset which is not and has not been used primarily in the conduct of Seller's Business.

     C.   USE OF SELLER'S NAME.

  Buyer acknowledges and agrees that it does not have and is not purchasing any rights in or to Seller's corporate name, "Speciality Minerals (Michigan) Inc.", or the name of any Affiliate (as defined in Section V(R)(1) of this Agreement) of Seller other than the names "Inland Lime and Stone Company" and "Port Inland"; and Buyer further agrees to obliterate any reference to Seller or Seller's name from any material transferred herein that will or may be viewed by customers, vendors or any member of the general public. It is the intention of this provision that Buyer take, and Buyer agrees to take, all reasonable actions necessary to prevent customers, vendors and any member of the general public from associating Buyer's use of the Included Assets with Seller from and after the Closing Date, provided that nothing herein shall prevent the use of the names "Inland Lime and Stone Company" or "Port Inland" by Buyer.

     D.   METHOD OF TRANSFER.

  The sale of the Included Assets shall be effected by a Bill of Sale in substantially the form provided in Exhibit I(D)a, the delivery of Warranty Deeds to, and Assignments of the Real Property listed on Schedule I(A)(6) in substantially the forms provided in Exhibits I(D)b and I(D)c, respectively, and the execution, delivery, and recording of such documents as may be reasonably deemed necessary by Buyer's counsel. All consents and other approvals necessary to transfer the Included Assets to Buyer and to permit Buyer to operate Seller's Business in a similar manner to that done by Seller prior to this Agreement shall be evidenced by such documents as are reasonably deemed necessary by Buyer's counsel. Title to Real Property shall be determined in accordance with
  Section II.

     E.   ASSUMPTION OF LIABILITIES.

  Buyer assumes and agrees to perform and discharge when due Seller's obligations described in subsections 6, 7, 8, 9, 10, and 12 of Section I.A. Seller shall retain responsibility for the payment of accounts payable relating to transactions occurring prior to the Closing Date.

  II.     TITLE AND RISK OF LOSS

     A.   RISK OF LOSS.

  Title to the assets being sold, assigned, transferred and conveyed hereunder shall pass to Buyer upon delivery of the portion of the Purchase Price (as hereinafter defined), that is due at Closing, on the Closing Date (as hereinafter defined) with the risk of loss being borne by Seller until such date and time, from and after which time risk of loss shall be borne by Buyer.

     B.   TITLE INSURANCE COMMITMENT.

  Seller has ordered a commitment for an owner's policy of title insurance, American Land Title Insurance ("ALTA") Owner's Policy Form 1992B (the "Title Commitment") from Chicago Title Insurance Company (the "Title Company") for each asset comprising a fee interest in real estate. Copies of Title Commitments with respect to the Real Property located in Mackinac and Schoolcraft counties and with respect to the Real Property associated with the River Rouge Dock in Wayne county have been delivered to Buyer, Buyer acknowledges the receipt of the same, and Buyer accepts the state of title to the Real Property as set forth in said Title Commitments, subject to the title exceptions listed thereon as set forth on attached Schedule I(A)(6) and identified herein in Section V(C) as the "Permitted Encumbrances."

  III.    CLOSING

     A.   PLACE AND TIME.

  The closing of this transaction (hereinafter "Closing") shall take place at 10:00 a.m. on April 28, 1998, or on such other date as shall be mutually agreed between the parties in writing, effective as of 6:01 a.m. on April 27, 1998 (hereinafter "Closing Date"), at the offices of Ulmer & Berne LLP, Buyer's counsel, at 1300 East Ninth Street, Suite 900, Cleveland, Ohio or at such other place as the parties hereto shall agree upon in writing. If for any reason the Closing has not occurred by April 30, 1998, then this Agreement may be terminated by either party upon notice to the other party, and each party shall be relieved of all liability hereunder.

     B.   DELIVERIES AT THE CLOSING.

          1.   DELIVERIES BY BUYER.

  At the Closing, Buyer shall deliver to Seller:

               a.   The portion of the Purchase Price
                    deliverable at Closing.

                    The payment of the Purchase Price as
                    required pursuant to Article IV below.

               b.   Certificate of Incorporation; Bylaws.

                    Copies of the certificate of
  incorporation and bylaws of Buyer, certified by its Secretary or Assistant Secretary.

               c.   Certificates of Good Standing.

                    A certificate of good standing from the
  State of Michigan with respect to Buyer, dated not earlier than 10 days prior to the Closing Date.

               d.   Board of Directors Resolutions.

                    A copy of the resolutions of Buyer's
  board of directors, approving the transactions contemplated herein and the execution, delivery and performance of this Agreement, certified by the Secretary or an Assistant Secretary of Buyer.

               e.   Incumbency Certificate.

                    A certificate of the Secretary or an
  Assistant Secretary of Buyer certifying the names and signatures of the officer or officers of Buyer who are authorized by Buyers board of directors to sign this Agreement and related documents.

               f.   Opinion of Counsel.

                    An opinion of Ulmer & Berne LLP, counsel for Buyer, dated the Closing Date, in substantially the form attached hereto as Exhibit III (B)(1)(f).

               g.   Closing Certificate.

                    A closing certificate duly executed by
  any officer of Buyer authorized to do so, on behalf of Buyer, pursuant to which Buyer represents and warrants to Seller that Buyer's representations and warranties to Seller are true and correct as of the Closing Date as if then originally made, that all covenants required by the terms hereof to be performed by Buyer on or before the Closing Date have been so performed, and that all documents to be executed and delivered by Buyer at the Closing have been executed by duly authorized officers of Buyer.

               h.   Limestone Availability Agreement.

                    The Limestone Availability Agreement
  referred to in Section VII(O) of this Agreement or a counterpart thereto fully executed by any officer of Buyer authorized to do so, on behalf of Buyer.

               i.   Other Documents.

                    Such other documents as Seller shall
  reasonably request.

          2.   DELIVERIES BY SELLER.

  At the Closing, Seller shall deliver to Buyer:

               a.   Transfer Documents.

                    The Bill of Sale, Assignments, Deeds and other documents required pursuant to Section I.

               b.   Certificate of Incorporation; Bylaws.

                    Copies of the certificate of
  incorporation and bylaws of Seller, certified by its Secretary or Assistant Secretary.

               c.   Certificate of Good Standing.

                    A certificate of good standing from the
  State of Michigan with respect to Seller, dated not earlier than 10 days prior to the Closing Date.

               d.   Board of Directors Resolutions.

                    A copy of the resolutions of Seller's
  board of directors, approving the transactions contemplated herein and the execution, delivery and performance of this Agreement, certified by its Secretary or an Assistant Secretary.

               e.   Incumbency Certificate.

                    A certificate of the Secretary or an
  Assistant Secretary of Seller certifying the names and signatures of the officer or officers of Seller who are authorized by Seller's board of directors to sign this Agreement and related documents.

               f.   Assignments and Consents.

                    Such assignments and consents of third
  parties or governmental entities as may reasonably be determined necessary or required by Buyer to transfer the contracts, leases, permits and licenses and other Included Assets.

               g.   Opinion of Counsel.

                    An opinion of S. Garrett Gray, counsel
  for Seller, dated the Closing Date, in substantially the form attached hereto as Exhibit III (B)(2)(g).

               h.   Physical Possession.

                    Physical possession of all real estate
  and all tangible personal property included in the Included
  Assets.

               i.   Closing Certificate.

                    A closing certificate duly executed by
  any officer of Seller authorized to do so, on behalf of Seller, pursuant to which Seller represents and warrants to Buyer that Seller's representations and warranties to Buyer are true and correct as of the Closing Date as if then originally made, that all covenants required by the terms hereof to be performed by Seller on or before the Closing Date have been so performed, and that all documents to be executed and delivered by Seller at the Closing have been executed by duly authorized officers of Seller.

               j.   Limestone Availability Agreement.

                    The Limestone Availability Agreement
  referred to in Section VII(O) of this Agreement or a counterpart thereof fully executed by any officer of Seller authorized to do so, on behalf of Seller.

               k.   Title Insurance.

                    An owner's policy of title insurance as
  described in Section II(B) of this Agreement covering the interests of Buyer or its nominee in the Real Property in the total amount of the Purchase Price (as hereinafter defined), allocated to the Real Property, subject only to the Permitted Encumbrances.

               l.   Noncompetition Agreement.

                    A fully executed Noncompetition
  Agreement, as defined in Section VII(Q) of this Agreement.

               m.   Other Documents.

                    Such other documents as Buyer shall
  reasonably request.

  IV.     PURCHASE PRICE: PAYMENT

     A.   PURCHASE PRICE.

  The purchase price for the Included Assets (hereinafter, "Purchase Price") shall be an amount equal to the net book value of the Included Assets as of April 27, 1998, determined in accordance with accepted accounting principles as determined by Seller and applied on a consistent basis, which amount shall include the aggregate amount of all unamortized Deferred Charges (as defined below).

  As used herein, "Deferred Charges" means all costs and expenses incurred, including compensation and related costs, repairs and maintenance, and any other costs and expenses associated with Seller's Business during the non-operating period between approximately November 15, 1997 and April 6, 1998. For purposes of this Section, recognition of income and expenses shall be determined in accordance with accepted accounting principles as determined by Seller and applied on a consistent basis.

     B.   ADJUSTMENTS AND REIMBURSEMENTS.

          1.   REAL AND PERSONAL PROPERTY TAXES.

  Real and personal property taxes with respect to the Included Assets shall be prorated between Buyer and Seller as of the Closing Date based upon the most recent available tax duplicate, using the due date method of proration in which tax bills for the current year shall be deemed payable in advance.

          2.   DOCUMENTARY TRANSFER TAXES.

  Buyer and Seller shall share equally in the cost of all Documentary Transfer taxes, real estate transfer taxes and conveyance fees, if any, with respect to the sale of the Included Assets.

          3.   TITLE INSURANCE.

  Seller shall be responsible for the cost of the title examination and the Title Commitment covering Buyer's interest in the Real Property to be furnished as provided in this Agreement, and Buyer shall be responsible for the cost of the title insurance premiums.

          4.   HART-SCOTT-RODINO FILING.

  Buyer and Seller shall share equally in the cost of all filing or other fees required to satisfy the requirements of the Hart-Scott-Rodino Anti-Trust Improvements Act.

     C.   PAYMENTS AT CLOSING.

          1.   ESTIMATED PURCHASE PRICE.

  At the Closing, Buyer shall pay to Seller an amount equal to the net book value of the Included Assets as of March 29, 1998, determined in accordance with accepted accounting principles as determined by Seller and applied on a consistent basis, which amount shall include all Deferred Charges (hereinafter Estimated Purchase Price"), less the Deferred Charges incurred by Seller between December 29, 1997 and April 6, 1998 (the Deferred Purchase Price"), by wire transfer to an account designated by Seller.

          2.   DEFERRED PURCHASE PRICE.

  At the Closing, Buyer shall pay an amount equal to the Deferred Purchase Price into an escrow account with Key Bank N.A. (the Escrow Agent) by wire transfer pursuant to an escrow agreement in the form attached hereto as Exhibit IV(C)(2) (the Escrow Agreement").

          3.   OTHER COSTS AND EXPENSES.

  At the Closing, Seller and Buyer shall pay and/or reimburse each other or the Title Company for the amounts required to be paid or reimbursed pursuant to Section IV(B) of this Agreement.

     D.   POST-CLOSING PAYMENTS.

          1.   DETERMINATION OF AMOUNT.

  Within seven (7) days after the Closing Seller shall deliver to Buyer a written notice (Seller's Notice") which sets forth the aggregate amount of the Purchase Price, as determined by Seller in accordance with Section IV(A) of this Agreement, together with the workpapers and other documentation used or relied upon by Seller in calculating the Purchase Price. Within seven (7) days after the receipt of Seller's Notice, Buyer shall deliver to Seller a written notice (Buyer's Notice") which sets forth Buyer's objections, if any, to Seller's determination of the Purchase Price. If Buyer does not object to the Purchase Price so determined by Seller, or if Buyer fails to deliver a Buyer's Notice to Seller within such seven (7) day period, then the Purchase Price, as determined by Seller, shall be final and binding upon the parties. If Buyer delivers a Buyer's Notice to Seller within such seven (7) day period objecting to the Purchase Price determined by Seller, the parties shall use their best efforts to resolve any disputes with respect to the determination of the Purchase Price through good faith negotiations. If such negotiations have not resulted in an agreement between the parties with respect to the aggregate amount of the Purchase Price within thirty (30) days after the Closing Date, an independent certified public accounting firm designated by Buyer and reasonably acceptable to Seller (the "Independent Accountants") shall determine the Purchase Price based upon the provisions of this Agreement. Buyer and Seller shall cooperate fully with the Independent Accountants and shall share equally in all costs and expenses of the Independent Accountants. The Purchase Price so determined by the Independent Accountants shall be final and binding upon the parties.

          2.   PAYMENT OF BALANCE DUE.

  If the Purchase Price, as finally determined in accordance with Section IV(D)(1) of this Agreement, is greater than the Estimated Purchase Price, Buyer shall pay Seller an amount equal to the difference between the Estimated Purchase Price and the Purchase Price as finally determined, which amount shall be paid by wire transfer to an account designated by Seller within three (3) business days after the final determination of the Purchase Price pursuant to Section IV(D)(1) of this Agreement. If the Purchase Price, as finally determined in accordance with Section IV(D)(1) of this Agreement, is less than the Estimated Purchase Price, Seller shall pay Buyer an amount equal to the difference between the Estimated Purchase Price and the Purchase Price as finally determined, which amount shall be paid by wire transfer to an account designated by Buyer within three (3) business days after the final determination of the Purchase Price pursuant to Section IV(D)(1) of this Agreement.

          3.   THIRD-PARTY PAYMENTS AFTER CLOSING.

  Seller shall remain entitled to the benefit of any assets described in Section I(B), and to the extent that Buyer receives on or after the Closing Date payment on account of any such assets, Buyer shall hold the same in trust for Seller and shall pay over such payment and account therefor to Seller within five business days of receipt thereof. To the extent that Seller received on or after the Closing Date payment on account of the business or assets sold hereunder in relation to the period after the Closing Date, Seller shall hold the same in trust for Buyer and shall pay over such payment and account therefor to Buyer within five (5) business days of receipt thereof.

  V. REPRESENTATIONS AND WARRANTIES OF SELLER

  The term "Disclosure Schedule" as used in his Agreement means the Disclosure Schedule delivered by Seller to Buyer
  concurrently with the execution and delivery of this
  Agreement.   Except as set forth in the Disclosure Schedule,
  Seller represents and warrants to Buyer that, as of the date of this Agreement and on the Closing Date:

     A.   DUE INCORPORATION.

  Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan and has all requisite corporate power and authority to own or lease the Included Assets in the places where such assets are now owned or leased. Seller has all necessary corporate power sufficient to enable it to enter into, perform, and carry out the transactions contemplated by this Agreement.

     B.   AUTHORIZATION.

  No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance of this Agreement, other than the Hart-Scott-Rodino filing referred to in Section VII(M) of this Agreement.

     C.   TITLE.

  Seller has, and will convey to Buyer or its nominee, good and marketable title in fee simple to the Real Property (other than leased Real Property), free and clear of all interests, claims, liens and encumbrances, with no title defects whatsoever other than Permitted Encumbrances. Seller has the corporate power and authority to sell, transfer, assign or convey, as the case may be, such Real Property. As used in this Agreement, "Permitted Encumbrances" means: those matters listed on Schedule I(A)(6); zoning, building or other restrictions, variances, easements and rights-of-way, none of which, individually or in the aggregate: (A) interfere with or impair in any material respect the present use of the Real Property, (B) have more than an insignificant effect on the value thereof or its present use, or (C) would impair the ability of Buyer to sell the Real Property for its present use; and taxes on Real Property not yet due and payable. Seller has, and will convey to Buyer or its nominee, good and marketable title to, and has the corporate power and authority to sell, transfer, assign or convey, as the case may be, the Included Assets (other than owned Real Property), free and clear of all liens, leases, pledges, charges, claims, encumbrances, security interests and equities. As of the Closing Date, there will be no mortgage, trust deed, chattel mortgage, conditional sale agreement, security agreement, financing statement or other instrument encumbering any of the Included Assets except for Permitted Encumbrances. There are no contracts, restrictions, liens, claims or encumbrances which will prevent Seller from giving to Buyer possession of the Included Assets or which will limit in any way Buyer's ability, in accordance with its ownership interest, to use, sell, or in any way handle, use or dispose of said assets.

     D.   LIMESTONE AND DOLOMITE RESERVES.

  To the best of Seller's knowledge, the written information with respect to Limestone and Dolomite reserves attached hereto as Exhibit V(D) is a reasonable estimate of such reserves located on or under the Real Property and to which a fee interest, leasehold interest, mineral right, or other right of exploitation in good standing will be transferred to Buyer as provided in this Agreement.

     E.   ALL MATERIAL ASSETS INCLUDED.

  There are no material assets or properties that were used in Seller's Business other than those described in the schedules to this Agreement or conveyed to Buyer under this Agreement. Seller has set forth in the Disclosure Schedule a list of all software program and source codes, all claims and rights arising out of or related to customer purchase and sales orders, customer sales contracts, backlogs, contractual claims, rights and benefits, rights against suppliers under warranties covering Product Inventories and General Inventories or equipment, and has set forth in Schedule I(A)(12) all governmental licenses, permits, approvals, authorizations, license applications, license amendment applications, operating rights and product registration, which in each case relate to Seller's Business or the Included Assets but which are not legally transferable by Seller or any Affiliate (as hereinafter defined) of Seller (collectively the "Nontransferable Assets"). Seller shall use reasonable efforts to make the Nontransferable Assets available for use by Buyer in connection with the operation of Seller's Business by Buyer from and after the Closing Date for no additional consideration if so requested by Buyer.

     F.   CONDITION OF ASSETS.

  To the best of Seller's knowledge, the plants, structures, equipment and other items of personal property owned by Seller which are part of the Included Assets are structurally sound with no material defects, are in good and safe operating condition and repair, and are adequate in all material respects for the uses to which they are being put, normal wear and tear excepted.

     G.   CERTAIN CLAIMS.

  To the best of Seller's knowledge, there are no facts which, if known by a potential claimant or governmental authority, would give rise to a claim or proceeding of any kind or nature whatsoever which, if asserted or conducted with results unfavorable to Seller, would have a material adverse effect on the Included Assets or Buyer's ability to operate Seller's Business in a similar manner as that conducted by Seller immediately prior to this Agreement.

     H.   CERTAIN VIOLATIONS OR PROCEEDINGS.

  There is no litigation or proceeding, in law or in equity, and there are no proceedings or governmental investigations before any commission or other administrative authority, pending or to the best of Seller's knowledge threatened against Seller with respect to or affecting Seller's Business or the Included Assets, or the consummation of the transactions herein contemplated, or the use of the Included Assets (whether by Buyer after the Closing or by Seller prior thereto) in a manner similar to that conducted by Seller immediately prior to this Agreement. Seller's operation and management of Seller's Business, and the Included Assets, are in compliance in all material respects with all applicable orders, laws, ordinances, codes, regulations or other requirements of any governmental authority, including, without limitation, those relating to environmental protection, civil rights, occupational safety and health, mining and zoning, building and use requirements.

     I.   CERTAIN CONTRACTS, PERMITS AND LICENSES.

  All contracts, agreements, leases, warranty agreements, mineral leases and all licenses, Permits and governmental approvals and intangible assets listed on Schedule I(A)(6),
  Schedule I(A)(7), Schedule I(A)(8), Schedule I(A)(9),
  Schedule I(A)(10), Schedule I(A) (12), and Schedule I(A)(13) are in full force and effect and are, except as otherwise indicated on those Schedules, freely transferrable to Buyer or its nominee without the consent or approval of any third party. There are no defaults, breaches or violations of or with respect to any such documents, and, to the best of Seller's knowledge, no event, occurrence or condition has occurred (or is threatened to occur) which, with the lapse of time, the giving of notice, or the happening of any further event or condition, or both would become a default or violation of any such document. Seller is not bound by, and Buyer is not assuming, any commitment for the delivery of any of its products, including the Limestone Availability Agreement identified in Section VII(O), aggregating in excess of what can be delivered out of present inventories plus future production at current practicable capacity during the time available to satisfy such commitments. There are no occupancy, sanitary district, water, sewage, air, environmental protection agency, natural resource department or other licenses or permits required by any federal, state, regional or local governmental authority for the ownership, use or operation of the Included Assets by Buyer in the
  conduct of Seller's Business.   To the best of Seller's
  knowledge, all Permits are in full force and effect, validly issued, and without violations on the part of Seller or its affiliates.

     J.   NO MATERIAL LOSS.

  Since January 1, 1997, Seller has not suffered or been threatened with any material loss of any Included Assets and has not entered into any material transaction related to the Included Assets.

     K.   BROKERS.

  Other than as set forth in the Disclosure Schedule, Seller has not engaged any broker or finder in connection with the transaction contemplated herein, and Seller hereby agrees to indemnify and hold harmless Buyer against the claims of any broker or finder engaged by Seller.

     L.   INSURANCE.

  Seller will maintain in full force and effect through the Closing Date all insurance coverage which it presently carries on Seller's Business and the Included Assets.

     M.   ENVIRONMENTAL AND RECLAMATION LAWS.

          1. DEFINITIONS. As used in this Agreement, the following terms shall have the meanings indicated below:

               a.   Applicable Permit.  Any permit, license
  or document issued at or prior to the Closing Date that is necessary for Seller to do business in connection with Seller's Business in each of the jurisdictions in which it is qualified or authorized to do business.

               b.   CERCLA.  The Comprehensive Environmental
  Response, Compensation and Liability Act of 1980, 42
  U.S.C.Section 9601 et seq., as amended.

                c.  Claims.  All liens, encumbrances,
  security interests, mortgages, equities, options or pledges of every kind, nature and description.

               d.   Governmental Authority.  Any national,
  state or local government (whether domestic or foreign) and any political subdivision thereof or any other governmental, quasi-governmental, judicial, public or statutory instrumentality, authority, body, agency, bureau or entity, including, without limitation, any court, zoning authority, building inspector, or any arbitrator with authority to bind a party at law.

               e.   Hazardous Substances.  Any "hazardous
  substance," as defined in Section 101(14) of CERCLA; any "hazardous waste" as defined by Section 1004(5) of the Resource Conservation and Recovery Act, 42 U.S.C.Section 6901 et seq. RCRA; any radioactive material (including "byproduct material," "depleted uranium," "source material," or "special nuclear material") as defined by The Atomic Energy Act, 42 U.S.C. Section 2011 and 10 C.F.R. Section 40.4; any "hazardous chemicals" as defined by 29 C.F.R. Section
  190.1200 et seq. any "toxic pollutant," as listed pursuant to
  Section 307 of the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq. any "hazardous air pollutant" as listed under Section 112 of the Clean Air Act, 42 Section 7401 et seq., any oil as defined in The Oil Pollution Act of 1990, 33 Section 2701 et seq. and any other material regulated by any state statute which is equivalent or comparable to the foregoing.

          2.   OPERATIONS IN COMPLIANCE.     The operations
  of the Seller's Business are in compliance, in all material respects, with all statutes, laws, ordinances, rules, regulations, judgments, orders and decrees, which are presently in effect and which are applicable to the Seller's Business. These include, without limitation, laws relating to the protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants or hazardous or toxic materials or wastes, contaminated air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or Hazardous Substances.

          3. NO VIOLATIONS. There are no outstanding notices of violation, Claims, citations, complaints, penalty assessments, suits or other proceedings, administrative, civil or criminal, at law or in equity, pending or, to Seller's knowledge, threatened against the Seller by or before any governmental authority with respect to Seller's Business. No investigation or review is pending or, to Seller's knowledge, threatened against Seller by or before any governmental authority with respect to any alleged violation of any Applicable Permit, law, regulation, ordinance, standard or order relating to Seller's Business. Seller has received no notices stating that any third party intends to file suit under any environmental statute with respect to Seller's Business. All Hazardous Substances and Solid Wastes (as defined in RCRA, 42 U.S.C. Section 6903(27)) of Seller's Business have been transported and disposed of in compliance with all applicable laws and Applicable Permits. Seller has no knowledge that any Hazardous Substances have ever been released, discharged or disposed of on or about the Facilities, other than incidents or matters which have been fully resolved under all applicable laws and regulations.

          4. WASTE DISPOSAL. Seller has not received from any Governmental Authority or third party any request for information, notice of Claim, demand letter, citizen suit notice or other notification to the effect that Seller may be potentially responsible with respect to any investigation or clean-up of Hazardous Substances released or Solid Wastes disposed of at any site pertaining to Seller's Business. To Seller's knowledge, no Hazardous Substances or Solid Wastes generated by Seller from the Facilities have been sent, directly or indirectly, to any site listed or formally proposed for listing on the National Priority List promulgated pursuant to CERCLA, or to any site listed on any state list of hazardous substance sites requiring investigation or cleanup.

          5. UNDERGROUND STORAGE TANKS. All underground storage tanks previously located on Facilities currently occupied by Seller have been closed in place or removed in compliance with all applicable laws and regulations.

          6. NO PCB'S. No electrical, heat transfer or hydraulic equipment or other equipment containing polychlorinated biphenyl at levels of regulatory concern is located on any real property currently leased or occupied by Seller.

          7. HAZARDOUS SUBSTANCES. None of the Facilities and, to Seller's knowledge, none of the properties leased and/or operated by Seller in connection with Seller's Business, is contaminated by or contains any Hazardous Substance. Neither Seller nor any Affiliate of Seller has ever applied for "Interim Status" for the Facilities under 42 U.S.C.Section 6925(e), and regulations enacted thereunder, nor are the Facilities subject to the treatment, storage and disposal regulations promulgated by any Governmental Authority under RCRA.

          8. ASBESTOS. Seller has not been notified that any claim has been made against Seller with respect to any of the Facilities currently occupied by Seller resulting from any asbestos or similar materials used in the construction thereof.

     N.   EXECUTION, DELIVERY, AND PERFORMANCE OF AGREEMENT.

  Neither the execution, delivery nor performance of this Agreement by Seller will, with or without the giving of notice or the passage of time, or both, conflict with, result in a default, right to accelerate or loss of rights under, or result in the creation of any lien, charge or encumbrance pursuant to, any provision of Seller's certificate of incorporation or by-laws or any franchise, mortgage, deed of trust, lease, license, agreement, understanding, law, rule, or regulation or any order, judgment or decree to which Seller is a party or by which Seller or the Included Assets may be bound or affected. This Agreement has been duly executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as enforcement may be affected by bankruptcy, moratorium or similar laws for the benefit of creditors generally, and subject to the availability of equitable relief.

     O.   PRODUCT INVENTORIES

  Except as specifically set forth in the Disclosure Schedule, no material portion of the Product Inventories consists of items which are not merchantable or which are not suitable and usable for the production or completion of merchantable products for sale within a reasonable period of time in the ordinary course of Seller's Business as first quality goods at normal mark-ups, or if required to be fit for any particular purpose of customers of Seller's Business, are so fit, and no material portion of the Product Inventories consists of any items which are slow-moving, obsolete, or of below-standard quality. The quantities of all lines of Product Inventories are reasonable and appropriate in the present circumstances of Seller's Business. The inventories of primary surge stone and other work in process which constitute part of the Product Inventories on hand on the date of this Agreement and on the Closing Date are and will be sufficient to satisfy the normal business needs therefor of Seller's Business as of the date of this Agreement and of the Closing Date, respectively, in a manner consistent with the historical practices of Seller's Business.

     P.   DOCKS

  The docks and dock faces which constitute part of the Facilities are in a safe and operable condition which will permit self-unloading bulk vessels of the type which customarily use the dock to safely reach the dock and remain afloat. As of the Closing Date, the underwater areas adjacent to and leading to the docks which constitute part of the Facilities are adequately dredged by Seller at Port Inland and by the Corps of Engineers at Rouge dock to permit such self-unloading bulk vessels to safely reach, tie up next to, load to midsummer draft, and depart the Port Inland dock, and to safely reach, tie up next to, discharge cargo, and depart the Rouge dock in Detroit.

     Q.   INCLUDED ASSETS SUFFICIENT TO OPERATE SELLER'S
  BUSINESS

  All Included Assets, including mobile mine equipment and processing plant facilities, are in a condition which will permit Buyer to operate Seller's Business in a manner similar to that as operated by Seller prior to the date of this Agreement, reasonable wear and tear excepted. The Included Assets, when taken as a whole, are suitable and sufficient to operate Seller's Business in a manner similar to that conducted by Seller immediately prior to the date of this Agreement.

     R.   ERISA AND LABOR LAW COMPLIANCE

          1.   DEFINITIONS.   As used in this Agreement, the
  following terms shall have the meanings indicated below:

               a.   Affiliate.  The term "Affiliate" shall
  include a corporation, which is a member of a controlled group of corporations with Seller within the meaning of
  Section 414(b) of the Code, or a trade or business (including a sole proprietorship, partnership, trust, estate or corporation) which is under Common Control with Seller within the meaning of Section 414(c) of the Code, or any entity which is a member of an affiliated service group within the meaning of Section 414(m) or (o) of the Code with Seller.

               b. Code. The Internal Revenue Code of 1986, as amended. Reference to a specific Section of the Code shall include any regulation promulgated thereunder.

               c.   ERISA.  The Employee Retirement Income
  Security Act of 1974, as amended.

               d.   ERISA Plan.  Any ERISA Pension Plan and
  any ERISA Welfare Plan, regardless of whether such plan is tax qualified pursuant to Section 401 of the Code, including all employee benefit plans as defined in Section 3(3) of ERISA, and all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar fringe or employee benefit plans, programs or arrangements, including all obligations, arrangements or customary practices, whether or not legally enforceable, to provide benefits other than salary or compensation for services rendered, to present or former directors, employees or agents of Seller or any Affiliate of Seller.

               e. ERISA Pension Plan. Any employee pension benefit plan as defined in Section 3(2) of ERISA which has been or is established or maintained by Seller or an Affiliate of Seller.

               f. ERISA Welfare Plan. Any employee welfare benefit plan as defined in Section 3(1) of ERISA which has been or is established or maintained by Seller or an Affiliate.

               g.   Governmental Authority.  Any national,
  state or local government (whether domestic or foreign) and any political subdivision thereof or any other governmental, quasi-governmental, judicial, public or statutory instrumentality, authority, body, agency, bureau or entity, including, without limitation, any court, zoning authority, building inspector, or any arbitrator with authority to bind a party at law.

               h. Multi-Employer Plan. Any plan as defined in Section 3(37) of ERISA to which Seller or any Affiliate has or has had an obligation to contribute, and for purposes hereof, shall include (i) a plan to which the provisions of
  Section 413(c) of the Code or Sections 4063 or 4064 of ERISA apply, and (ii) any union's sponsored welfare plan to which Seller or any Affiliate contributes.

               i. Person. Any natural person, corporation, partnership, firm, association, Governmental Authority or any other entity, whether acting in an individual, fiduciary or other capacity.


          2. ERISA MULTIEMPLOYER PLANS. Neither Seller nor any Affiliate is now or has ever been, a contributing employer to a Multiemployer Plan.

          3.   PROVISIONS APPLICABLE TO ERISA PLANS OTHER
  THAN MULTIEMPLOYER PLANS.

               a. Except as otherwise agreed to in writing by the Seller and Buyer, Seller shall retain all of the liabilities and obligations arising under any ERISA Plans including, without limitation, any obligation with respect to any Employees or former Employees of Seller or an affiliate, or any of such person's spouses, children, other dependants or beneficiaries. Buyer shall not assume or have any responsibility relating to any ERISA Plan maintained by Seller.

               b. Seller shall pay any claims with respect to occurrences arising prior to the Closing Date relating to
  (i) medical and dental benefits to the extent covered by the ERISA Plans and (ii) workers' compensation benefits when the same become due and payable, whether prior to or after the Closing Date. Seller shall be solely responsible for any retiree medical liabilities and related costs of medical and life insurance for persons who shall have retired from Seller or an Affiliate on or prior to the Closing Date. Seller shall be responsible for employee benefit claims of Employees (or their eligible dependents) with respect to Claim Events occurring prior to the Closing Date, and to the extent that Buyer implements benefit plans for Employees, Buyer shall be responsible for such claims with respect to Claim Events occurring on and after the Closing Date. A Claim Event shall be defined as the illness or injury giving rise to a claim of the nature referred to in this Section V(R)(3)(b).

          4. COBRA. Seller shall offer to all of its employees at the time of Closing the right to continue their coverage under Seller's or an Affiliate's group health plan(s), such offer to be made in accordance with the continuation coverage requirement of part b of Subtitle B of Title I of ERISA and Section 4980B of the Code.

     S.   INTANGIBLE ASSETS.

  Schedule I(A)(13) sets forth a complete and accurate list and description of all of Seller's Intangible Assets. The Intangible Assets are free of any liens, claims or encumbrances and consist of all such rights used by Seller to conduct Seller's Business as currently being conducted. To the best of Seller's knowledge, none of the Intangible Assets conflict with or have been alleged to conflict with or infringe the patents, trademarks, trade names, service marks, copyrights or other rights of any third party. Seller has no knowledge of any use of any of the Intangible Assets by any third party. All trademarks, trade names, service marks, d/b/a names, patents and patent applications, and copyrights and copyright applications which have been used by Seller in connection with Seller's Business but which are not included in the Intangible Assets are described in the Disclosure Schedule.

     T.   BOUNDARY LINES.

  There is no pending litigation or dispute concerning the location of the lines and corners of the Real Property, and the improvements constructed on the Real Property are entirely within the boundary lines of the Real Property.

     U.   NOTICE OF CONDEMNATION.

  Seller has not received notice of, nor is Seller aware of, any pending, threatened or contemplated action by any governmental authority having the power of eminent domain, which might result in any part of the Real Property being taken by condemnation or conveyed in lieu thereof. Seller shall, promptly upon receiving any such notice or learning of any such contemplated or threatened action, give Buyer written notice thereof.

     V.   ASSESSMENTS.

  No assessments have been made against any portion of the Real Property which are unpaid (except ad valorem taxes for the current year which are not yet due and payable), whether or not they have become liens; Seller has received no notice of, and Seller is not aware of, any reassessment of the Real Property or any portion thereof; and Seller shall notify Buyer upon learning of any such assessments or reassessments.

     W.   UTILITIES.

  Those public utilities (including water, electricity, gas, sanitary sewage, storm water drainage facilities, and telephone utilities) sufficient to operate the Real Property for its current uses are available to the Real Property and are completed on the Real Property and, as may be appropriate, are connected to the improvements. Seller has not received any notice of, nor is Seller aware of, any pending, threatened or contemplated action by any governmental authority having jurisdiction or by any other person or entity seeking to restrict access of such public utilities to the Real Property or the Facilities or to increase the cost of such access.

     X.   GOOD MINING PRACTICES

  Seller conducts its operation of Seller's Business substantially in accordance with good mining practices and all applicable local state and federal laws and regulations governing its operation, including, but not limited to:

          1. Maintaining all existing means of ingress, egress and dock facilities and such other roads, bridges, fire overlooks, water and communication systems, as an orderly mining development may require.

          2. Taking all necessary precautions against property loss and danger to lives from floods and water runoffs, installing and maintaining reasonable drainage courses, culverts and storage dams as may be warranted or otherwise required by all appropriate governmental requirements.

          3. Maintaining on the real property all safety systems and facilities (and which are included as a part of the Included Assets) necessary for the operation of Seller's
  Business.

          4. Developing and maintaining such natural on-site water resources and water rights of the Real Property as are reasonable and sufficient to operate Seller's Business in a manner substantially equivalent to that conducted by Seller prior to Closing.

          5. Carrying on a reasonable drilling, exploration and sampling program designed to not detract from the economic useful life of the mining operation and its mine.

          6. Filing with all appropriate governmental agencies all required permit applications, notices of intent to mine, mining plans, and all reports of Seller's activities during its conduct of Seller's Business.

          7. Consistently maintaining an ongoing program to mine, process and ship the known reserve deposits of minerals on the Real Property with the personnel and appropriate equipment needed on the Real Property for the efficient conduct of such activities.

          8. Substantially complying with all health, safety and antipollution regulations of all federal, state, regional and local agencies and carrying adequate worker's compensation for its operation.

          9. Maintaining proper records of all mineral production and sales of minerals and other products from Seller's operation of Seller's Business, logs of drilling, sampling, maps of proven and indicated reserves, mine workings, rods and watercourses, and maps of lands to be reclaimed and restored as required by good mining practices and mining or environmental permits governing Seller's Business.

          Y.   FINANCIAL STATEMENTS.

  Seller has delivered to Buyer copies of financial information, including income statements and statements of assets, with respect to Seller's Business for the fiscal years ended December 31, 1995, 1996 and 1997 and for the three months ended March 29, 1998, together with the certificate of Seller's Treasurer with respect thereto (the "Financial Statements"). The Financial Statements have been prepared internally by Seller or by an Affiliate of Seller in accordance with accepted accounting principles as determined by Seller or an Affiliate of Seller and applied on a consistent basis and present fairly the financial position and results of operations of Seller's Business at each such date. There has been no change in accounting procedures or methods, or in the method of valuing inventories respecting Seller's Business, during the period covered by the Financial Statements.

     Z.   WETLANDS.

  Seller has filed an application with the State of Michigan, Department of Environmental Quality, for a permit pursuant to
  Part 303 of Michigan's Natural Resources and Environmental Protection Act in connection with Seller's proposed five-year mining plan, and such application is currently pending before the State.

     AA.  DISCLOSURE.

  No representation, warranty or other statement made by Seller in this Agreement and no statement in the Disclosure Schedule contains an untrue statement of material fact or omits to state a material fact necessary to make the statements in this Agreement and in the Disclosure Schedule, in the light of the circumstances in which they were made, not misleading. Seller does not have knowledge of any fact that has specific application to Seller's Business (other than general economic or industry conditions) and that, as far as any officer or director of Seller or any Affiliate of Seller can reasonably foresee, materially threatens the Included Assets or the prospects of Seller's Business that has not been set forth in this Agreement or the Disclosure Schedule.

  VI.     REPRESENTATIONS AND WARRANTIES OF BUYER

     Except as set forth in the Disclosure Schedule, Buyer represents and warrants to Seller that, as of the date of this Agreement and on the Closing Date:

     A.   CORPORATE ORGANIZATION.

  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation with corporate power and authority sufficient to enable it to carry out this Agreement. Buyer has the power and authority to own properties and carry on business. As of the Closing Date Buyer will be duly qualified to do business in the State of Michigan. The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action of Buyer.

     B.   AUTHORIZATION.

  No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance of this Agreement other than the Hart-Scott-Rodino filing referred to in Section VII(M) of this Agreement.

     C.   BROKERS

  Buyer has not engaged any broker or finder in connection with the transactions contemplated herein.

     D.   CERTAIN PROCEEDINGS.

  There is no litigation or proceeding, in law or in equity, and there are no proceedings or governmental investigations before any commission or other administrative authority, pending or to Buyer's knowledge threatened against Buyer with respect to or affecting the consummation of the transactions herein contemplated, or the use of the Included Assets by Buyer after the Closing.

     E.   EXECUTION,  DELIVERY AND PERFORMANCE OF AGREEMENT.

  Neither the execution, delivery nor performance of this Agreement by Buyer will, with or without the giving of notice or the passage of time, or both, conflict with, result in a default, right to accelerate or loss of rights under, or result in the creation of any lien, charge or encumbrance pursuant to, any provision of Buyer's certificate of incorporation or bylaws or any franchise, mortgage, deed or trust, lease, license, agreement, understanding, law, rule or regulation or any order, judgment or decree to which Buyer is a party or by which Buyer may be bound or affected. This Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforcement may be affected by bankruptcy, moratorium or similar laws for the benefit of creditors generally, and subject to the availability of equitable relief.

  VII.    COVENANTS

     A.   CONSENTS.

  Seller and Buyer shall cooperate to obtain any consent or governmental approval with respect to the assignment of, or shall make alternate arrangements reasonably satisfactory to Buyer with respect to, any contract, lease, license or Permit which is to be assigned to Buyer hereunder and which may be required for such assignment to be effective.

     B.   PERIOD FROM EXECUTION TO CLOSING.

  From the date of this Agreement until the Closing, Seller will not, with respect to the Included Assets, engage in any material transaction including any material disposition of any of the Equipment, Inventories or Real Estate, without the prior written consent of Buyer.

     C.   PAYMENT OF TAXES.

  Seller shall pay when due any consolidated federal income tax liability, state or local corporate income or franchise tax liability (applied to each state or locality separately), payroll or other tax liability for the portion of any taxable period during which the income from Seller's Business is included in a consolidated return of the "affiliated group", within the meaning of Section 1504 of the Internal Revenue Code of 1986, as amended, of which Seller is a member.
  Seller shall also pay when due all sales and use taxes and all other taxes and assessments of every kind and nature arising out of the operation of the Seller's Business or the ownership of the Included Assets prior to the Closing.

     D.   PURCHASE PRICE ALLOCATION.

  Seller and Buyer shall allocate the Purchase Price for the Included Assets based upon an independent appraisal of the Included Assets to be completed by Buyer and concurred in by Seller after the Closing Date. Buyer shall provide notice to Seller of such proposed allocation within a reasonable time after Buyer has completed the same, and Seller shall provide notice to Buyer whether Seller concurs in such allocation within a reasonable time after Seller's receipt of such proposed allocation. The allocation shall be in accordance with federal and state laws and regulations, including but not limited to Section 1060 of the Internal Revenue Code of 1986, as amended. Buyer and Seller each agree to file identical (except for taxpayer identification information) asset acquisition statements (IRS form 8594), in accordance with the agreed allocations for their respective taxable years which include the Closing Date. Buyer and Seller shall each indemnify, defend, save and keep the other party harmless against and from all liability, demands, claims, actions or causes of action, assessments, penalties, costs or expenses, including reasonable attorneys' fees, sustained or incurred by such other party as a result of the failure of Buyer or Seller to properly file an asset acquisition statement in accordance with such agreed allocations.

     E.   INSPECTION BEFORE CLOSING.

  Pending the Closing, Seller shall furnish to Buyer all documents, reports and other information and data covering the Included Assets, and shall otherwise cooperate with Buyer in such manner as, Buyer may reasonably request. Seller shall provide Buyer and its representatives with reasonable access to all financial records of Seller and its affiliates relating to Seller's Business and shall provide Buyer with copies of any such records requested by Buyer or its representatives. Seller shall provide Buyer with copies of Seller's accounts payable records with respect to Seller's Business for the years ending December 31, 1995, 1996 and 1997 and for the first two months of 1998. At all reasonable times, Seller shall make the Facilities and the Included Assets available for examination and inspection by Buyer and its agents and representatives.

     F.   INSPECTION OF RECORDS AFTER CLOSING.

  From and after the Closing, Seller and Buyer shall each make their respective books and records, including tax and financial records, available to the other party with respect to all transactions of Seller's Business occurring prior to the Closing or relating to Seller's obligations which are assumed by Buyer (in the case of records owned by Seller, at its offices in Bethlehem, Pennsylvania, or such other place as shall be reasonable under the circumstances and, in case of records owned by Buyer, at its offices in Gulliver, Michigan, or its offices in Cleveland, Ohio or such other place as shall be reasonable under the circumstances), for inspection by the other party, or by its duly authorized representatives, for reasonable and necessary business purposes at all reasonable times during normal business hours, for a seven-year period after the Closing Date. As used in this paragraph, the right of inspection includes the right to make extracts or copies at the expense of the party requesting such copies. Buyer and Seller shall be permitted to destroy any of the books and records described in this
  Section VII(F) after three years following the Closing Date; provided, however, that for a period of seven years after the Closing Date, Buyer and Seller each shall give the other prior written notice of its intent to destroy any of the books and records described in this Section VII(F) and the party desiring to destroy records shall permit the other party to make reasonable arrangements to preserve or duplicate such records.

     G.   EMPLOYEES OF SELLER'S BUSINESS.

  Buyer shall offer employment as of the Closing Date to all employees of Seller's Business on the date immediately prior to the Closing Date, including any employees on vacation, but not any employees on short-term disability, worker's compensation, long-term disability or leave of absence (hereinafter, "Employees" or, individually, "Employee").
  Such offer of employment to each Employee shall be at a rate of pay at least equal to such Employee's base rate of pay in effect on the day immediately prior to the Closing Date. Buyer shall review the benefits provided by Seller to such Employees prior to the Closing Date and shall provide such Employees with benefits from and after the Closing Date of the types and in the amounts which Buyer provides to other similarly situated employees of Buyer. Prior to the execution of this Agreement, Seller delivered to Buyer a listing of the current rates of pay, positions and dates of hire of the Employees. Buyer shall have no obligation whatsoever with regard to any persons who are not Employees or to Employees who do not accept Buyer's offer of employment. Buyer shall be solely responsible for all salaries or wages and benefits accruing on or after the Closing Date. In the event Buyer terminates any Employee's employment with Buyer other than for cause within six (6) months after the Closing Date, Seller shall provide termination payments to such Employee in an amount equal to such Employee's then-current weekly rate of pay multiplied by such Employee's combined years of service with Seller and Buyer. Seller shall retain the responsibility for, and indemnify, defend and hold Buyer harmless, against, all liabilities, claims and obligations of and to Employees, reported or unreported, which arise or accrue prior to the Closing Date including, but not limited to, their employment and the conditions thereof, employee welfare benefit plans of any type (including workers' compensation claims, medical and dental insurance coverage and long-term disability benefits) and salary, wages, bonus, deferred compensation, stock option, retirement, pension, or other benefit arrangement.

     H.   PRODUCT WARRANTIES.

  Buyer will cooperate with Seller concerning product warranties extended by Seller prior to Closing and shall promptly inform Seller of any complaints or claims made with respect to such warranties. All such warranties shall remain the obligation of Seller, and Seller shall defend, indemnify and hold harmless Buyer against any loss, damage or expense relating to the same, provided that Buyer shall have complied with the requirement of notice and cooperation set forth in
  Section VII(I). Buyer shall have the benefit of any express or implied warranties from the manufacturer or original seller of the Included Assets if the same is available to a transferee pursuant to the terms of the warranty, and Seller shall take all actions necessary and execute such instruments as are necessary to effect the transfer of the warranty.

     I.   THIRD PARTY CLAIMS.

  From and after the Closing, the parties shall provide prompt notice to one another and shall cooperate with each other with respect to any third party investigations and the defense of any claims or litigation made or commenced by third parties relating to the Included Assets or Seller's Business, provided that the party requesting cooperation shall reimburse the other party for the other party's reasonable out-of-pocket costs and expenses of furnishing such cooperation. In the event Seller is required by law to mitigate impacts at the Facilities relating to Seller's operations, Buyer shall allow Seller to conduct such mitigation at the Facilities provided that Seller shall not unreasonably interfere with Buyer's ongoing or reasonably anticipated future mining operations.

     J.   BULK SALES LAWS.

  Seller and Buyer shall not give notice under the provisions of the Uniform Commercial Code of any states relating to bulk sales. Except as is otherwise specifically provided under this Agreement, Seller shall remain solely responsible to all of its creditors with respect to liabilities incurred relative to the conduct of Seller's Business prior to the Closing Date. Notwithstanding anything to the contrary in this Agreement, Seller agrees to indemnify, defend and hold harmless Buyer for any loss or liability incurred by Buyer because of the failure to comply with the bulk sales laws of any state.

     K.   NOTICE;  BEST  EFFORTS TO  CONSUMMATE TRANSACTION.

  Each party shall promptly give the other party written notice upon its discovery of the existence or occurrence of any condition which would make any representation or warranty herein contained of either party untrue or which might reasonably be expected to prevent the consummation of the transactions herein contemplated. Neither Buyer nor Seller shall intentionally perform any act which, if performed, or omit to perform any act which, if omitted to be performed, would prevent or excuse the performance of this Agreement by Buyer or Seller or which would result in any representation or warranty herein contained being untrue in any material respect.

     L.   SCHEDULES.

  Buyer and Seller acknowledge that all Schedules and Exhibits referred to herein and not attached hereto at the time of execution shall be delivered after the date hereof, in accordance with this Section VII(L). Each party shall use its best efforts to deliver to the other each of the Schedules and Exhibits required to be delivered by such party as soon as possible and shall update all such Schedules and Exhibits as reasonably necessary prior to Closing and at Closing.

     M.   CASUALTY PRIOR TO CLOSING.

          1.   Effect on Purchase Price.

  If, prior to the Closing, any damage to or loss of any of the Included Assets occurs due to fire, flood, riot, act of God or other casualty (hereinafter "Casualty"), and if Buyer, in accordance with the provisions of this Agreement, does not elect, or is not permitted to elect, to terminate this Agreement, the Purchase Price (had there been no Casualty) shall be reduced by an amount equal to the value of such Casualty determined by the allocation provided under Section VII(D).

          2.   Termination Option.

  If, between the date hereof and the Closing, Casualty occurs to the Included Assets having a replacement cost of five million dollars ($5,000,000.00) or more, Buyer, at its option, may elect to terminate this Agreement or proceed to Closing.

     N.   HART-SCOTT-RODINO FILING.

  Seller and Buyer shall each use all reasonable efforts to expeditiously file completed notification reports under the Hart-Scott-Rodino Anti-Trust Improvements Act in connection with the transactions contemplated by this Agreement and will cooperate with each other in attempting to secure a waiver of the applicable waiting periods under the Act, and, upon the request of either the Federal Trade Commission or the United States Department of Justice, will use all reasonable efforts to supply such agency with any additional requested information as expeditiously as possible.

     O.   LIMESTONE AVAILABILITY AGREEMENT.

  As of the Closing Date, Buyer and Seller shall enter into a Limestone Availability Agreement in the form attached hereto as Exhibit VII(O).

     P.   CONFIDENTIALITY.

  In the event that the transactions contemplated by this Agreement are not consummated, Buyer will not use or disclose, nor will it permit any of its investors, employees, agents, or representatives to use or disclose, to any third parties, any written or oral information obtained from Seller or obtained through investigation of Seller's Business or the Included Assets, except to the extent that such information is publicly available or obtainable from independent sources or is required to be disclosed by law. In the event that the transactions contemplated by this Agreement are not consummated, any and all documents and other materials furnished by Seller to Buyer or its representatives, with respect to the transactions contemplated hereby, and all copies thereof, shall be returned to Seller forthwith. This
  Section VII(P) shall survive any termination of this Agreement. In no event shall Buyer disclose to any third party information relating to any items set forth in the Disclosure Schedule, unless such disclosure is required by law, in which case Buyer shall provide advance notice of any proposed disclosure to Seller and shall afford Seller the opportunity to participate in such disclosure.

     Q.   NONCOMPETITION

  At Closing, Seller shall deliver a noncompetition agreement in the form attached hereto as Exhibit VII(Q), which prevents Seller, Specialty Minerals Inc., a Delaware corporation ("SMI"), Mineral Technologies Inc., a Delaware corporation ("MTI"), and any Affiliate of Seller, SMI or MTI from competing, directly or indirectly, against Buyer in the sale of any products currently sold from the Facilities as part of Seller's Business, in any geographic area serviced by Great Lakes shipping vessels, for a period of five (5) years after the Closing Date (the "Noncompetition Agreement").

     R.   OPERATION OF BUSINESS

  Seller shall operate, maintain and protect Seller's Business from the date of this Agreement until Closing in accordance with good operating and mining practices. Except for the Deferred Charges, Seller shall not make, or incur liability for, any capital expenditures for additions or improvements to its plant or other business operations without Buyer's prior written consent. Seller shall not pre-sell any product beyond that which can be produced through the normal operating rate of Seller's Business through the date prior to the Closing Date. Seller shall not transfer or otherwise dispose of any Included Assets except for sales of Product Inventories to its customers in accordance with the terms of applicable customer orders and other transfers of Product Inventories in the ordinary course of business. Seller shall not incur any obligation or liability, absolute, accrued, contingent, or otherwise, whether due or to become due, except for liabilities and obligations incurred in the ordinary course of Seller's Business. Seller shall not make, permit or suffer any adverse change in the financial condition of Seller's Business, the Included Assets, or its or Buyer's prospects for any aspect of Seller's Business prior to or after Closing, or waive any right or cancel or comprise any debt or claim included as part of the Included Assets, other than in the ordinary course of business.
  Seller shall not make any material change in the rate of compensation, commission, bonus, perquisites, benefits or other remuneration payable, or paid or agreed to be paid to officers, directors, employees, salesmen or agents other than regularly scheduled increases about which Buyer has received prior notice and given its written consent.

     S.   DEFERRED CHARGES.

  From November 15, 1997 through the Closing Date, Seller has not incurred and will not incur any Deferred Charges or capital additions with respect to Seller's Business except for Deferred Charges and capital additions of the types and not in excess of the amounts set forth in Schedule VII(S) attached hereto.

  VIII.   CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS

  Each and every obligation of Buyer to be performed on the Closing Date shall be subject to the satisfaction prior thereto of the following conditions, upon the nonfulfillment of which this Agreement may be terminated in accordance with
  Section XIII;

     A.   REPRESENTATIONS AND WARRANTIES TRUE AT CLOSING.

  All representations and warranties made by Seller in this Agreement are true and correct in all material respects when given and on the Closing Date.

     B.   PERFORMANCE OF COVENANTS.

  Seller shall have performed and complied in all material respects with each and every covenant, agreement and condition required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

     C.   NO MATERIAL ADVERSE CHANGE.

  There shall have been no material adverse change in the condition of the Included Assets or in the prospects for Seller's Business since the date hereof other than Casualty which has not resulted in termination of this Agreement.

     D.   NO LITIGATION.

  No suit or proceeding shall be pending before any court, administrative agency, governmental body or arbitration tribunal seeking to restrain, prohibit or restrict in any way the consummation of the transactions contemplated hereby, or to obtain damages or other relief in connection with this Agreement.

     E.   CORPORATE AUTHORITY.

  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been approved by the Board of Directors of Buyer and by the Board of Directors of Seller.

     F.   SCHEDULES.

  The Schedules and Exhibits which are required by this Agreement to be delivered to Buyer prior to Closing shall have been delivered to Buyer in accordance with the terms and provisions hereof and shall be in form and substance satisfactory to Buyer.

     G.   CONSENTS/GOVERNMENT APPROVALS.

  All consents to assignment, and all governmental approvals and consents, including the expiration or early termination of the Hart-Scott-Rodino waiting period, shall have been obtained or alternate arrangements reasonably satisfactory to Buyer shall have been made with respect to those contracts, leases, licenses or permits for which in Buyer's reasonable judgment the inability to secure the benefits thereof would materially and adversely affect Buyer's ability to conduct business using the Facilities in a manner substantially equivalent to that conducted by Seller prior to Closing.

     H.   DELIVERIES.

  Buyer shall have received the items to be delivered pursuant to Section III(B)(2).

     I.   ENVIRONMENTAL ASSESSMENT.

  Buyer shall have received an environmental assessment of the Facilities reasonably satisfactory to Buyer and performed for Buyer's account by a consulting engineer chosen by Buyer ("Environmental Assessment"). Buyer shall inform Seller as to whether the Environmental Assessment is satisfactory to Buyer no later than the Closing Date. If Buyer does not give notice to Seller that the Environmental Assessment is not satisfactory to Buyer on or before the Closing Date, this
  Section VIII(I) shall be waived by Buyer and shall be of no further force or effect.

     J.   TRANSFER OF ASSETS BY SMI.

  SMI shall have transferred to Buyer, for no additional consideration, all contract rights, permits and other assets relating primarily to Seller's Business which were titled in SMI's name prior to the incorporation of Seller and which remain titled in SMI's name as of the Closing Date, pursuant to instruments of transfer, assignment and conveyance which are acceptable to Buyer in form and substance, in each case to the extent legally transferable.

     K.   GUARANTY BY SMI AND MTI.

  SMI and MTI shall have entered into a Guaranty in the form attached hereto as Exhibit VIII(K), pursuant to which SMI and MTI shall, jointly and severally, absolutely and unconditionally guarantee the obligations of Seller under this Agreement and each of the other instruments and documents executed by Seller in connection with the transactions contemplated by this Agreement.

     L.   TRANSITION SERVICES AGREEMENT.

  Buyer, Seller and SMI shall have entered into a Transition Services Agreement (the "Transition Services Agreement") in the form attached hereto as Exhibit VIII(L) pursuant to which Seller and SMI will provide certain services to Buyer after the Closing relating to the operation of Seller's Business.

  IX.     CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS

  Each and every obligation of Seller to be performed on the Closing Date shall be subject to the satisfaction prior thereto of the following conditions, upon the nonfulfillment of which this Agreement may be terminated in accordance with
  Section XIII:

     A.   REPRESENTATIONS AND WARRANTIES TRUE AT CLOSING.

  All representations and warranties made by Buyer in this Agreement are true and correct in all material respects when given and on the Closing Date.

     B.   PERFORMANCE OF COVENANTS.

  Buyer shall have performed and complied in all material respects with each and every covenant, agreement and condition required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

     C.   CORPORATE AUTHORITY.

  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been approved by the Board of Directors of Buyer and the Board of Directors of Seller.

     D.   NO LITIGATION.

  No suit or proceeding is pending before any court, administrative agency, governmental body, or arbitration tribunal seeking to restrain, prohibit or restrict in any way the consummation of the transaction contemplated hereby or to obtain damages or other relief in connection with this Agreement.

     E.   DELIVERIES.

  Seller shall have received the items to be delivered pursuant to Section III(B)(1).

     F.   APPROVALS AND CONSENTS.

  All governmental approvals and consents, including the expiration or early termination of the Hart-Scott-Rodino waiting period, shall have been obtained.

     G.   GUARANTY BY ONC.

  Oglebay Norton Company, a Delaware corporation which is an Affiliate of Buyer ("ONC"), shall have entered into a Guaranty in the form attached hereto as Exhibit IX(G), pursuant to which ONC shall absolutely and unconditionally guarantee the obligations of Buyer under this Agreement and each of the other instruments and documents executed by Buyer in connection with the transactions contemplated by this Agreement.

  X. SURVIVAL OF WARRANTIES AND REPRESENTATIONS

  The representations and warranties of Seller and Buyer contained in this Agreement or referred to in any closing document shall survive the Closing Date as hereinafter provided. No claim shall be made for breach of any representation or warranty or indemnification with respect thereto, unless such claim is asserted in writing within (but not later than) three (3) years after the Closing Date.

  XI.     TAX RETURNS

  Each of Buyer and Seller shall honor all reasonable requests of the other for access to information relating to Seller's Business in the possession of the other that will assist the requesting party in preparation of a tax return relating to Seller's Business or the Included Assets for which the requesting party is responsible, or in the defense of such a return in the event of a subsequent audit.

  XII.    INDEMNIFICATION

     A.   SELLER'S INDEMNIFICATION COVENANTS.

  Seller shall indemnify, defend, save and keep Buyer, its Affiliates, their officers, directors, employees and agents, and their successors and assigns, harmless against and from all liability, demands, claims, actions or causes of action, assessments, penalties, costs, or expenses, including reasonable attorneys' fees, sustained or incurred by Buyer, its Affiliates, their officers, directors, employees or agents, or their successors or assigns:

          1. as a result of or arising out of or by virtue of any incorrect representation or breach of warranty made by Seller to Buyer herein or in any closing document delivered to Buyer in connection herewith, provided, however, that Seller, in the absence of fraud or intentional misrepresentation by or on behalf of Seller, shall have no obligation to indemnify Buyer under this Section XII(A)(1) for any claim asserted by Buyer which arises after twenty-four
  (24) months after the Closing Date;

          2. as a result of or arising out of or by virtue of the failure of Seller to comply with, or the breach by Seller of any of the covenants of this Agreement to be performed by Seller, provided, however, that Seller, in the absence of fraud or intentional misrepresentation by or on behalf of Seller, shall have no obligation to indemnify Buyer under this Section XII(A)(2) for any claim asserted by Buyer which arises after twenty-four (24) months after the Closing Date except for a breach of the covenant given in Section VII(Q), for which the indemnification period shall be five
  (5) years from the Closing Date;

          3. notwithstanding any other provision of this Agreement to the contrary, as a result of or arising out of or by virtue of any incorrect representation or breach of warranty made by Seller to Buyer in Section V(B), Section V(C)(relating to the Included Assets other than Real Property), Section V(M) or Section V(R), in any closing document delivered to Buyer in connection with such Sections, or Seller's failure to honor, discharge, pay or fulfill any responsibility, liability or obligation not assumed by Buyer pursuant to this Agreement, regardless of when such claim is asserted by Buyer; provided, however, that a claim shall not be asserted by Buyer with respect to any incorrect representation or breach of warranty made by Seller to Buyer in Section V(M)(2) unless and until the aggregate amount of all liabilities, demands, claims, actions or causes of action, assessments, penalties, costs or expenses, including reasonable attorneys' fees, sustained or incurred by Buyer, its Affiliates, their officers, directors, employees or agents, or their successors and assigns, exceeds the sum of One Hundred Thousand Dollars ($100,000), and then only to the extent of such excess;

          4. any increase in the cost of operation of Seller's Business during the 1998 and 1999 shipping seasons as a result of or arising out of or by virtue of any delay in the issuance of, or any failure or refusal to issue, the permit described in Section V(Z). For purposes of determining the increase in the cost of operation of Seller's Business pursuant to this Section XII(A)(4), the parties hereby agree that the amount of such increase shall be deemed to be five cents ($.05) per ton of Limestone or Dolomite mined by Buyer until such permit is issued; and

          5. as a result of, in consequence of or arising out of, under or by reason of any ERISA Plan maintained by or contributed to by the Seller or its Affiliates (including, but not limited to, any liability pertaining to any of Seller's obligations under the minimum funding standards of ERISA and of the Code).

     B.   BUYER'S INDEMNIFICATION COVENANTS.

  Buyer shall indemnify, defend, save and keep Seller, its Affiliates, their officers, directors, employees and agents, and their successors and assigns, harmless against and from all liability, demands, claims, actions or causes of action, assessments, penalties, costs, expenses, including reasonable attorneys' fees, sustained or incurred by Seller, its Affiliates, their officers, directors, employees or agents, or their successors and assigns:

          1. as a result of or arising out of or by virtue of any incorrect representation or breach of warranty made by Buyer to Seller herein or in any closing document delivered to Seller in connection herewith, provided, however, that Buyer, in the absence of fraud or misrepresentation by or on behalf of Buyer, shall have no obligation to indemnify Seller under this Section XII(B)(1) for any claim asserted by Seller which arises after twenty-four (24) months after the Closing Date;

          2. as a result of or arising out of or by virtue of the failure of Buyer to comply with, or the breach by Buyer of, any of the covenants of this Agreement to be performed by Buyer, provided, however that Buyer, in the absence of fraud or misrepresentation by or on behalf of Buyer, shall have no obligation to indemnify Seller under this Section XII(B)(2) for any claim asserted by Seller which arises after twenty-four (24) months after the Closing Date; and

          3. as a result of or arising out of or by virtue of (i) any product liability claims made against Seller or Seller's Business resulting solely from any Products that are shipped from the Facilities at any time after the Closing or
  (ii) Buyer's failure to honor, discharge, pay or fulfill any liabilities or obligations assumed by Buyer in this Agreement.

     C.   NOTICE OF INDEMNIFICATION.

  In the event any legal proceeding or investigation shall be threatened or instituted or any claim or demand shall be asserted by any person in respect of which payment may be sought by one party hereto from the other party under the provisions of this Section XII (hereinafter, "Claim"), the party seeking indemnification (the "Indemnitee") shall promptly cause written notice of the assertion of any such Claim of which it has knowledge and which is covered by this indemnity to be forwarded to the other party (the "Indemnitor"), which notice must be received by the Indemnitor prior to the expiration of twenty-seven (27) months after the Closing Date (except for indemnification sought pursuant to Section XII(A)(3), Section XII(A)(4),
  Section XII(A)(5) or Section XII(B)3). Any such notice shall state specifically the provision of this Agreement with respect to which the Claim is made, the facts giving rise to such Claim, and the amount of the liability asserted against the Indemnitor by reason of the Claim.

     D.   INDEMNIFICATION PROCEDURE FOR THIRD-PARTY CLAIMS.

  In the event of the initiation of any legal proceeding against an Indemnitee by a third party, the Indemnitor shall have the absolute right after the receipt of notice, at its option and at its own expense, to engage counsel of its choice and to defend against, negotiate, settle, (but not without the prior consent of Indemnitee which consent shall not be unreasonably withheld) or otherwise deal with any proceeding, claim, or demand which relates to any loss, liability, or damage indemnified against hereunder, and the Indemnitee shall cooperate fully with the Indemnitor.

     E.   EXCLUSIVE REMEDY.

  Except as is otherwise specifically set forth in this Agreement, the exclusive remedy available to a party hereto in respect of a breach by the other party of its obligations under this Agreement shall be to proceed in the manner set forth in this Section XII and subject to the limitations set forth herein. Notwithstanding anything else in this Agreement to the contrary, the limitations of Section XII(A)(1) and the provisions of this Section XII(E) shall not apply to any breach of Seller's warranties set forth in the Warranty Deeds referred to in Section I(D)b.

     F.   RESPONSIBILITY UNDER CERTAIN ENVIRONMENTAL LAWS.

  No provision of this Agreement shall limit or otherwise restrict any liability or responsibility of either party to the other or in any manner under or in connection with the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 USC 9601, et seq., the Resource Conservation and Recovery Act of 1976, as amended, 42 USC 6901, et seq., and Parts 111 and 303 of the Michigan Natural Resources and Environmental Protection Act.

     G.   ARBITRATION.

  Each party agrees that to the extent any dispute arising in connection with this Agreement is not resolved by voluntary agreement of the parties, such dispute shall be finally and exclusively settled by arbitration in accordance with the provisions of this Section XII(G). If any such dispute arises, either party may at any time deliver written notice that it intends to submit such dispute to arbitration. If such a notice is delivered to the other party, then the party that delivered such notice shall be entitled to direct submission of the dispute to arbitration. The party directing a submission to arbitration shall promptly deliver written notice to the other party. Notwithstanding this
  Section XII(G), each party shall have the right to seek from any court of competent jurisdiction pending the establishment of the arbitral tribunal interim relief in aid of arbitration or to protect the rights of such party in respect of this Agreement. Any request for such interim relief by a party shall not be deemed incompatible with, or a waiver of, this agreement to arbitrate. Such arbitration shall be held in Detroit, Michigan (which shall be the exclusive location of such arbitration unless otherwise agreed by the parties) in accordance with the commercial arbitration rules and regulations of the American Arbitration Association, with pre-hearing discovery rights in accordance with the Federal Rules of Civil Procedure. The determination of the arbitrators shall be conclusive and binding upon the parties, and any determination by the arbitrators of an award may be filed with the clerk of a court of competent jurisdiction as a final adjudication of the claim involved, where application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be. The expenses of each party, including legal and accounting fees, if any, with respect to the arbitration, shall be borne by such party, except to the extent otherwise directed by the arbitrators. The arbitrators shall designate the parties to bear the expenses of the arbitrators of the respective amounts of such expense to be borne by each party.

  XIII.   TERMINATION: RIGHT TO DAMAGES

  If this Agreement is terminated pursuant to its terms, neither party hereto shall have any claim against the other except if the circumstances giving rise to such termination were caused by the other party's willful breach of any covenant or agreement in this Agreement, by a representation known by such other party to be false when made, or by a closing document delivered by such other party being knowingly incorrect when delivered; in which events such termination shall be in violation of this Agreement and shall not be deemed or construed as limiting or denying any legal or equitable right or remedy of said party.

  XIV.    MISCELLANEOUS

     A.   LAW GOVERNING AGREEMENT.

  This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan.

     B.   NOTICES.

  All notices, requests, demands and other communications hereunder shalt be deemed to have been duly given, if delivered by hand or mailed, by registered mail with postage prepaid:

          1.   To Seller.

  If to Seller, to:

     Mr. Paul R. Saueracker
     President
     Speciality Minerals Inc.
     405 Lexington Avenue
     New York, New York 10174-1901

  with a copy to:

     S. Garrett Gray
     General Counsel
     Minerals Technologies Inc.
     405 Lexington Avenue
     New York, New York 10174-1901

  or to such other person or address as Seller shall furnish to Buyer in writing.

          2.   To Buyer.

  If to Buyer, to:

     Oglebay Norton Company
     1100 Superior Avenue
     Cleveland, Ohio 44114
     Attention: Jeffrey S. Gray
     Vice President-Corporate Development and Legal Affairs

  with a copy to:

     Christopher C. McCracken, Esq.
     Ulmer & Berne LLP
     Bond Court Building
     1300 East Ninth Street, Suite 900
     Cleveland, Ohio 44114

  or to such other person or address as Buyer shall furnish to Seller in writing.

     C.   EXPENSES.

  Except as otherwise provided herein, each of the parties shall be responsible for the fees and expenses of its counsel, brokers, and other agents and any other costs incurred by it in connection with the transaction contemplated hereby.

     D.   HEADINGS.

  The headings in the paragraphs of this Agreement are inserted for convenience only and shall not constitute a part hereof.

     E.   FURTHER COOPERATION

  From and after the Closing Date, Buyer and Seller agree to execute and deliver all other documents and to take such other action or corporate proceedings as may be reasonably necessary or desirable to confirm and vest title to the Included Assets in Buyer and to carry out and give effect to all of the terms and conditions of this Agreement. Without limiting the generality of the foregoing, Seller, SMI and Buyer shall cooperate with each other with respect to the services to be provided to Buyer pursuant to the terms of the Transition Services Agreement.

     F.   NO THIRD PARTY BENEFICIARIES.

  Rights and duties hereunder shall inure to the benefit of the parties hereto only and not to the benefit of any third parties, including but not limited to, employees of Buyer or Seller.

     G.   SEVERABILITY.

  If any provision of this Agreement shall be deemed or adjudged invalid or unenforceable to any extent, the remainder of this Agreement shall not be affected thereby and shall be enforced to the full extent permitted by law.

     H.   BINDING AGREEMENT AND ASSIGNABILITY.

  Each term and provision of this Agreement shall be binding upon and enforceable against any successors or assigns of Seller or Buyer. This Agreement shall not be assignable by either party without the consent of the other party except that Buyer may assign this Agreement to any entity which is controlled by Buyer without the consent of Seller.

     I.   COMPLETE AGREEMENT.

  This document and the documents (including exhibits and schedules) referred to herein contain the complete agreement between the parties and supersede any and all prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

     J.   COUNTERPARTS.

  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     K.   NON-WAIVER AND OTHER MISCELLANEOUS MATTERS.

  No delay on the part of Seller or Buyer in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise by Seller or Buyer of any right, power or remedy preclude other or further exercise thereof, or the exercise of any other right, power or remedy. No amendment, modification, termination or waiver at or consent with respect to, any provision of this Agreement shall in any event be effective unless the same shall be in writing and signed and delivered by Seller and Buyer, and then any such amendment, modification, termination, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Consummation of the transaction contemplated herein shall not be deemed a waiver or a breach of any representation, warranty or covenant or of any party's rights and remedies with regard thereto. No specific representation, warranty or covenant shall limit the generality or applicability of a more general representation, warranty or covenant. A breach of any representation, warranty or covenant shall not be affected by the fact that a more general representation, warranty or covenant was not also breached.

     L.   PUBLICITY AND NEWS RELEASES.

  Except as required by law, no publicity, release or announcement concerning the transactions contemplated by this Agreement shall be issued without the advance approval in writing of the substance thereof by each of the parties hereto and their respective legal counsel. Each party will consult with the other as to any release or announcement required by law prior to the making of the same.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                         SELLER

                         SPECIALTY MINERALS (MICHIGAN) INC.

                              By____/s/ William A. Kromberg__________

                              Title__Vice President _________________


                         BUYER

                         OGLEBAY NORTON LIMESTONE COMPANY

                              By______/s/ Jeffrey Gray ______________

                              Title___Vice President_________________